Exhibit 10.18

SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and General Release (the “Agreement”) confirms the following understandings and agreements between DigitalOcean, LLC (the “Company”) and Jeffrey Guy (“you” or “your”).

1.    (a) Your employment with the Company is ending. Provided that you sign this Agreement on or within twenty-one (21) days of receiving it and comply with its terms, your employment with the Company will continue through and end on November 20, 2023, unless earlier terminated by you or by the Company for cause. Your last day of employment with the Company, whether November 20, 2023 or earlier, shall be referred to as the “Separation Date.” You will be paid at your current salary rate through the Separation Date.

(b)    From the date of this Agreement through the Separation Date (the “Transition Period”), you will remain a Company employee and agree to perform your assigned duties and responsibilities in good faith, to assist the Company in the orderly transition of your responsibilities, and to perform other services as reasonably requested by the Company. Notwithstanding the foregoing, during the Transition Period, you may spend a reasonable amount of time during regular work hours searching for a new job, so long as it does not materially interfere with your duties for the Company. In the event that you begin working for a new company (whether as an employee or contractor) prior to November 20, 2023, you will be deemed to have resigned your employment with the Company as of the day prior to the commencement of such new employment or engagement.
(c)    Your regular coverage under the Company’s group health plan will terminate on the last day of the Separation Date’s month. Thereafter, you will be provided an opportunity to continue health coverage for yourself and qualifying dependents under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

(d)    Notwithstanding any other provision of this Agreement, you will retain any rights that you have to vested benefits under the Company’s 401(k) plan and equity plan, subject to the terms and conditions of the applicable plans and agreements.

(e)    Except as otherwise specifically set forth in this Agreement, after the Separation Date you shall no longer be entitled to any further compensation or any monies from the Company or any of its affiliates (including payment of any commissions) or to receive any of the benefits made available to you during your employment at the Company. You acknowledge and agree that the Company has paid to you all of your wages and that the Company owes you no other wages, commissions, bonuses, vacation pay, employee benefits, equity awards or other compensation or payments of any kind or nature, other than as provided in this Agreement. You further acknowledge and agree that each of your awards under the Company’s 2021 Equity Incentive Plan (the “Plan”) will terminate as of the Separation Date, and any portion of such awards that have not vested as of the Separation Date will be automatically forfeited for no consideration.
2.    Provided you (i) sign this Agreement on or within 21 days of receiving it, (ii) comply with its terms (including but not limited to your requirement to return your Company provided computer), (iii) do not resign and are not terminated for cause prior to November 20, 2023, (iv) re-execute this agreement in accordance with Section 12(b) of this Agreement, and (v) in the case of (i) and (iv), do not revoke your execution pursuant to Section 12 below, the Company agrees to the following:

(a)    The Company will pay you, as discretionary severance pay $225,000, less applicable withholdings and deductions. Such payment will be made to you in a lump sum no later than the second regular payday following the later of (i) Company’s receipt of your re-executed Agreement and (ii) the Company’s receipt of evidence of your returned equipment; and

(b)    If you timely elect to continue your group health insurance pursuant to COBRA, the Company will reimburse your COBRA premiums for up to six (6) months from the Separation Date; provided, however, that the Company’s obligation under this paragraph shall cease on the date you become eligible for coverage under another employer’s group health plan. You agree to notify the Company if you become eligible for another employer’s group health plan within six (6) months following the Separation Date.

In the event that you owe the Company any monies, you authorize the Company to offset any such amounts from the payments set forth in this Section 2.
3.    (a) As used in this Agreement, the term “claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys' fees, accounts, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.
(b)    For and in consideration of the payments described in Section 2 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors, and assigns, hereby do fully and forever release, remise and discharge the Company and its direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees and agents (collectively, the “Group”) from any and all claims which you had, may have had, or now have against the Company or any other member of the Group, for or by reason of any matter, cause or thing whatsoever, occurring or existing on or prior to the Effective Date, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, religion, disability, sexual orientation or any other protected category. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, all other federal laws, any state mini WARN act, any state or local wage payment law, all other state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. Furthermore, except as set forth above in Section 1(a), you acknowledge and agree that, as of the Separation Date, you will not earn and will not be eligible to receive any commission payments and hereby fully and forever release, remise and discharge the Group from any and all claims you had, may have had, or now have against the Company or any other member of the Group in connection with commissions. Notwithstanding the foregoing, the release in this Agreement does not extend to those rights that cannot be waived as a matter of law.
(c)    You specifically understand and agree that this Agreement, and the release contained herein, waives all claims and rights you might have under the ADEA regarding your employment with the Company and its termination.
(d)    You represent that you have not filed or permitted to be filed against the Group, individually or collectively, any charges, complaints or lawsuits, and you covenant and agree that you will not file or permit to be filed any lawsuits at any time hereafter with respect to the claims released pursuant to this Agreement (including, without limitation, any claims relating to the termination of your employment), except to seek a determination of the validity of the waiver of your rights under the ADEA. Nothing in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the U.S. Securities and Exchange Commission (the “SEC”), the Equal Employment Opportunity Commission (“EEOC”) or any other government agency. Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf based on claims released in this Agreement. However, you may receive money properly awarded by the SEC as a reward for providing information to that agency.

4.    You are specifically agreeing to the terms of this release because the Company has agreed to pay you money to which you were not otherwise entitled under the Company’s policies, and has provided such other good and valuable consideration as specified herein. The Company has agreed to provide this money because of your agreement to accept it in full settlement of all possible claims you might have or ever had against any of the Group and because of your execution of this Agreement.

5.    You represent and warrant that you have returned to the Company, or will promptly return following the Separation Date, all Company property, including without limitation, your Company-provided computer, mailing lists, reports, files, memoranda, records, computer hardware, software, credit cards, door and file keys, computer passwords, and other property that you received or prepared or helped prepare in connection with your employment with the Company, and that you have not retained any copies, duplicates, reproductions or excerpts thereof.

6.    You agree that in the course of your employment with the Company, you have had access to and acquired Confidential Information. The term “Confidential Information” as used in this Agreement means (a) confidential information of the Company, including without limitation, information received from third parties under confidential conditions, and (b) other nonpublic technical, business or financial information or trade secrets or proprietary information (including, but not limited to, account records, confidential plans for the creation or disposition of products, product development plans, marketing strategies and financial data and plans), the use or disclosure of which would be contrary to the interests of the Company, its affiliates or related companies, or the Group. You understand and agree that such Confidential Information has been disclosed to you in confidence and for the use of only the Company. You agree that except as set forth below in Section 10, (i) you will keep such Confidential Information confidential at all times after your employment with the Company, and (ii) you will not make use of Confidential Information on your own behalf, or on behalf of any third party, unless required to do so under compulsion of law.

7.    Except as set forth below in Section 10, you agree that you will not encourage or cooperate or otherwise participate or confer with any current or former employee of the Company or any other member of the Group, individually or collectively, or any potential plaintiff, to commence any legal action or make any claim against the Company or any other member of the Group with respect to such person’s employment with the Company or its affiliates. You will cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge as a result of your employment with the Company.

8.    Except as set forth below in Section 10, you agree to keep secret and strictly confidential this Agreement and further agree not to disclose, make known, discuss or relay any information concerning this Agreement, or any of the discussions leading up to this Agreement, to anyone other than members of your immediate family and/or your tax advisors or attorneys, provided that those to whom you make such disclosure agree to keep such information confidential and not disclose it to others.

9.    Except as set forth in Section 10, you agree that you shall not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company or any other member of the Group.

10.    Notwithstanding the foregoing, nothing in this Agreement prohibits you from (a) speaking with or making truthful disclosures to law enforcement, the SEC, the EEOC, a state division of human rights, a local commission on human rights, any other government agency or an attorney retained by you, (b) making truthful disclosures or statements in response to a valid subpoena or as otherwise required by applicable law; (c) testifying in an administrative, legislative, or judicial proceeding about alleged criminal conduct or alleged sexual harassment; or (d) discussing or disclosing, either orally or in writing, information about unlawful acts in the workplace, such as harassment or discrimination, or any other conduct that you have reason to believe is unlawful. In addition, nothing in this Agreement is intended to, or shall interfere with your right (if any) to engage in actions protected by Section 7 of the National Labor Relations Act, such as raising concerns about the workplace or terms or conditions of employment.

11.    (a) The Company shall be entitled to have the provisions of Sections 5, 6, 7, 8 and 9 specifically enforced through injunctive relief, without having to prove the adequacy of the available remedies at law, and without being required to post bond or security, it being acknowledged and agreed that such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Moreover, you understand and agree that if you breach any provisions of this Agreement, including but not limited to commencing, joining in or in any other manner attempting to assert any claim released herein, in addition to any other legal or equitable remedy the Company may have, the Company shall be entitled to immediately terminate your employment for cause, cease making any payments to you under Section 2 above, may recover any payments made to you under Section 2 above (except for
$100), and shall be reimbursed by you for all reasonable attorneys’ fees and costs incurred by it arising out of any such breach. The remedies set forth in this Section 11 shall not apply to any challenge to the validity of the waiver and release of your rights under the ADEA. In the event you challenge the validity of the waiver and release of your rights under the ADEA, then the Company’s right to attorneys’ fees and costs shall be governed by the provisions of the ADEA, so that the Company may recover such fees and costs if the lawsuit is brought by you in bad faith. Any such action permitted to the Company by this Section, however, shall not affect or impair any of your obligations under this Agreement, including without limitation, the release of claims in Section 3 above. You further agree that nothing herein shall preclude the Company from recovering attorneys’ fees, costs or any other remedies specifically authorized under applicable law.

(b)    In order to be entitled to the payment set forth in section 2 above, you must re-execute this Agreement on or within twenty-one (21) days after the Separation Date. You will have the opportunity to consider for twenty-one (21) days following the Separation Date whether to re-execute this Agreement. If this Agreement is not re-executed in accordance with this paragraph, the Company shall have no further obligations under section 2 of this Agreement. This in no way affects your prior release of claims under this Agreement. By your re-execution of this Agreement, the release set forth in section 3, and your acknowledgment in paragraph 1(e), shall be deemed to cover any claims which you have, may have had, or thereafter may have existing or occurring at any time on or before the date that you re-execute this Agreement.

12.    You acknowledge that you have read this Agreement in its entirety, fully understand its meaning and are executing this Agreement voluntarily and of your own free will with full knowledge of its significance. You acknowledge and warrant that you have had the opportunity to consider for 21 days the terms and provisions of this Agreement and that you have been advised by the Company to consult with an attorney prior to executing this Agreement. You may execute this Agreement prior to the conclusion of the 21-day period, and if you elect to do so, you acknowledge that you have done so voluntarily. Any change to this Agreement, whether material or immaterial, will not restart the 21 day review period. After signing this Agreement, you shall have seven (7) days to revoke it by indicating your desire to do so in writing received by the Company no later than the seventh (7) day following the date you sign this Agreement (“Revocation Period”). The effective date of this Agreement shall be the eighth (8) day following the Company’s receipt of your signed Agreement (the “Effective Date”), provided you do not revoke it during the Revocation Period. If you do not accept this Agreement as set forth above, or revoke this Agreement during the Revocation Period, this Agreement (including any obligations of the Company to provide the consideration referred to above) shall be deemed null and void.

13.    In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

14.    Nothing herein shall be deemed to constitute an admission of wrongdoing by the Company or any other member of the Group. Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

15.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic and fax copies of such signed counterparts may be used in lieu of the originals of this Agreement for any purpose.

16.    Unless approached by the Company, you waive and release any right to be considered for future employment with the Company and such waiver shall constitute a non- discriminatory, non-retaliatory reason for rejecting any future application for employment with the Company.

17.    The terms of this Agreement and all rights and obligations of the parties thereto, including its enforcement, shall be interpreted and governed by the laws of the State of New York. Any dispute arising from or related to this Agreement or the interpretation or operation of this Agreement shall be resolved solely in state or federal courts located in the State of New York. The parties hereby consent to, elect, and waive any objection to the laying of jurisdiction and venue in such courts in the event of litigation under or relating to this Agreement. The parties further waive their rights to a jury trial and understand any dispute will be tried by a judge.

18.    The terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto whether written or oral (including, without limitation, your Employment Agreement with the Company, dated March 8, 2021, the Plan and any of your award agreements and grant notices thereunder) with the exception of any agreements concerning confidentiality, trade secrets, or any nonsolicitation, nonservicing or noncompetition agreements, all of which agreements shall remain in full force and effect, and are hereby confirmed and ratified. You represent that in executing this Agreement, you have not relied upon any representation or statement not set forth herein. No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.

Agreed to and Accepted by:

DigitalOcean, LLC

Signed:	/s/ W. Matthew Steinfort	/s/ Jeffrey Guy
Print Name:	Matthew Steinfort	Jeffrey Guy
Title:	Chief Financial Officer	Date: 11/16/2023
Date:	11/16/2023
Re-Executed by:
/s/ Jeffrey Guy
Jeffrey Guy
Date: 11/30/2023